Exhibit 99.1

Liberty Broadband Announces Agreement with Charter to Invest $5 billion in connection with Time Warner Cable Merger and Bright House Acquisition

Newly Issued Liberty Broadband Shares to be Purchased by Liberty Interactive Corporation and Other Third Parties including Coatue, JANA and Soroban

ENGLEWOOD, Colo.—Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK) (“Liberty Broadband”) announced today that it has entered into an agreement with Charter Communications, Inc. (“Charter”) to invest $4.3 billion at a price of $176.95 per share in connection with (and contingent upon) the closing of today’s announced proposed merger with Time Warner Cable Inc. (“TWC”) by Charter.  Liberty Broadband has also reaffirmed its commitment to purchase an additional $700 million at a price of $173 per share in connection with Charter’s proposed acquisition of Bright House Networks from Advance/Newhouse Partnership (“A/N”).  In connection with these transactions, it is expected that Charter will undergo a corporate reorganization, resulting in a current subsidiary of Charter becoming the publicly traded parent company (“New Charter”).

“Charter’s transactions with Time Warner Cable and Bright House are the fulfillment of the cable consolidation we have advocated.  This combination joins three strong operators under Tom Rutledge and his team and adds meaningful scale to enable innovation for the benefit of customers and shareholders,” said Greg Maffei, President and CEO of Liberty Broadband.  “We are excited to invest substantially behind this and continue as Charter’s largest shareholder.”

In support of the TWC merger, Liberty Broadband will purchase $4.3 billion of stock in New Charter (the “Charter Shares”) using the proceeds from $4.4 billion of subscriptions for newly issued shares of Liberty Broadband’s Series C common stock (the “Series C Shares”), at a price per share of $56.23 (equal to Liberty Broadband’s net asset value on a sum-of-the parts basis).  The purchasers of the Series C Shares are Liberty Interactive Corporation through Liberty Ventures Group and third party investors, including Coatue Management LLC, JANA Partners LLC and Soroban Capital Partners LP (“Soroban”), which will all invest on the same terms.  Soroban, which also holds a position in TWC, has agreed to vote its TWC shares in favor of the Charter-TWC merger.  The Series C Share subscriptions are subject to customary closing conditions and funding will only occur upon the completion of the TWC merger.  Each of Charter and Liberty Broadband intends to seek stockholder approval for the issuance of the Charter Shares and the Series C Shares, respectively, in accordance with the rules and requirements of the Nasdaq Stock Market.  If, for any reason, Liberty Broadband does not receive the requisite stockholder approval for the issuance of the Series C Shares, the purchasers will instead acquire a limited number of Series C Shares, together with shares of a newly issued series of non-convertible preferred stock of Liberty Broadband.

In connection with the TWC merger, Liberty Broadband has also entered into an agreement with Charter pursuant to which it has agreed to vote all of its shares of Charter’s Class A common stock in favor of Charter’s merger with TWC, the issuance of the Charter Shares and any related proposals. Liberty Broadband and Liberty Interactive have also entered into an agreement with Charter which provides that Liberty Broadband and Liberty Interactive will exchange, in a tax-free transaction, the shares of TWC common stock held by each company for shares of New Charter Class A common stock (subject to certain limitations).  In addition, Liberty Interactive has also agreed to grant Liberty Broadband a proxy over the shares of New Charter Stock it receives in the exchange, along with a right of first refusal with respect to the underlying New Charter Stock.

Separately, Liberty Broadband has reaffirmed its commitment to purchase up to $700 million in New Charter Stock at a per share price of $173 in connection with the Bright House acquisition, which Liberty Broadband intends to fund through cash on hand.  As previously announced, A/N and Liberty Broadband will enter into a proxy agreement, pursuant to which A/N will grant Liberty Broadband a five-year proxy to vote shares of New Charter held by A/N, capped at 7% of New Charter’s outstanding shares (which is an increase from the previously announced 6% cap).  Liberty Broadband is expected to control approximately 25.01% of the aggregate voting power of New Charter following the completion of the TWC merger and the Bright House acquisition and is expected to be New Charter’s largest stockholder.

The terms of a new stockholders agreement among Charter, New Charter, Liberty Broadband and Bright House (which will become effective upon the closing of the Bright House acquisition) remain substantially the same as previously announced, except that the restrictions on Liberty Broadband’s ability to utilize its New Charter Stock in connection with financing transactions have been eliminated and Bright House will be entitled to designate two (instead of three) director nominees, among other things.

The TWC merger is subject to approval by stockholders of both Charter and TWC, as well as regulatory approval and other customary conditions to closing. The Bright House acquisition is subject to several conditions, including the completion of the TWC merger (subject to certain exceptions if TWC enters into another sale transaction), Charter stockholder approval, a separate stockholder vote on the Liberty Broadband transactions, and regulatory approval.

Baker Botts LLP is serving as counsel to Liberty Broadband.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the completion of Charter’s corporate reorganization, the TWC merger and Bright House acquisition transactions, the effectiveness of the new stockholders agreement, the anticipated ownership percentages of Liberty Broadband following the closing, Liberty Broadband’s issuance of Series C Shares to third party investors, Liberty Broadband’s additional investments in Charter and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of required approvals, including stockholder and regulatory. These forward looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Broadband and about the risks and uncertainties related to Liberty Broadband’s business which may affect the statements made in this press release.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq:  LBRDA, LBRDK)  is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

Liberty Broadband Corporation
Courtnee Ulrich, 720-875-5420